Virtus ETF Trust II 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus ETF Trust II of our report dated September 22, 2023, relating to the financial statements and financial highlights, which appears in the Virtus Duff & Phelps Clean Energy ETF, Virtus Newfleet ABS/MBS ETF, Virtus Newfleet Short Duration High Yield Bond ETF, Virtus Seix Senior Loan ETF, Virtus Stone Harbor Emerging Markets High Yield Bond ETF, and Virtus Terranova U.S. Quality Momentum ETF Annual Report on Form N-CSR for the year ended July 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 28, 2023